Exhibit 99.1

FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 2Q 2012 Results

New Britain, Connecticut, July 18th, 2012 … Stanley Black & Decker (NYSE: SWK) today announced second quarter 2012 financial results.

2Q’12 Business & Regional Commentary:

CDIY grew 5% organically, reflective of successful new products and market share gains in almost every region of the world despite the nascent stage housing market recovery in North America and flat-to-contracting related markets throughout Europe. The operating margin rate, excluding Merger & Acquisitions (“M&A”) charges, of 15.7%, was achieved through volume leverage, improved price/inflation recovery, cost synergies and other reductions.

The Industrial segment grew 1% organically as strength in the Engineered Fastening business more than offset European weakness within Industrial & Automotive Repair (IAR) and a weak North American onshore pipeline market. The operating margin rate, excluding M&A charges, was 15.1%, suppressed by IAR volume and cost absorption issues.

Within Security both Convergent Security Solutions (CSS) and Mechanical Access Solutions businesses declined low-single digits organically, largely due to market-driven headwinds. The Niscayah integration continues to progress as planned and CSS revenues in Europe, as expected, fell low-single digits. As guided, the segment operating margin rate, excluding M&A related charges, improved significantly on a sequential basis to 15.3%, reflective of the successful achievement of Niscayah-related cost synergies and incremental cost containment actions. Excluding Niscayah and M&A charges, the operating margin rate was 18.0%.

Organic revenues in Europe across the entire company declined 2% for the quarter. This relatively modest decrease was in part due to share gains in CDIY which fueled 2% organic growth for the segment in the region and helped offset declines within Industrial & Automotive Repair and Security.

Organic revenues in North America increased 2%, largely due to strength in CDIY, while organic revenues in the emerging markets increased 8%.

Dividend Increase And Share Repurchase Program

During the quarter, the company executed upon a $200 million share repurchase, equal to approximately 3 million shares of common stock.

Further, as announced in a separate press release today:

The Board of Directors approved a new share repurchase program of up to 20 million shares of the company’s common stock, or $1.2 billion, using the current stock price.

The Board of Directors also approved a 20% increase of the company’s quarterly cash dividend to $0.49 per common share. This marks the 45th consecutive annual dividend increase for the company.

Stanley Black & Decker’s President and CEO, John F. Lundgren, commented, “Returning cash to our shareholders continues to be a significant component of our capital allocation strategy. The 20% dividend increase and share repurchase program we announced today reflects our sensitivity to shareholder value creation and confidence in the cash generation potential of the company for both the near term and the future. These actions, partnered with our proven ability to operate, acquire, integrate and successfully grow businesses, are core to our shareholder value proposition. Our $5 billion CDIY franchise provided strong evidence with 5% organic growth, absent meaningful help from the global markets it serves, and a 15.7% operating margin, indicative of the ongoing achievement of cost and revenue synergies as well as a series of highly successful new product introductions in the post-merger era. I am also pleased to announce today that we have upgraded our cost synergy estimate for the Black & Decker integration to $500 million from $450 million, up $50 million and our third major upgrade from our original estimate of $350 million.”

2Q’12 Summary:

•	Net sales for the period were $2.8 billion, up 8% versus prior year, attributable to price (+1%), volume (+1%) and acquisitions (+10%), which were partially offset by currency (-4%).

•

Diluted GAAP EPS, including M&A charges as well as the charges associated with the $150 million in cost actions implemented in 1Q’12 was $0.92. Excluding M&A charges, 2Q’12 diluted EPS was $1.32. The negative impact of foreign exchange in conjunction with the negative mix associated with CDIY volumes far outpacing those in the Security and Industrial segments resulted in lower-than-anticipated EPS performance.

•

The gross margin rate for the quarter was 36.3%. Excluding M&A charges, the gross margin rate was 36.6%, down from 37.2%, largely due to the negative mix associated with the significantly higher volumes in CDIY versus the Industrial and Security segments.

•	SG&A expenses were 23.8% of sales. Excluding M&A charges, SG&A expenses were 22.6% of sales, compared to a 2Q’11 level of 23.5%.

•

Operating margin was 12.5% of sales. Excluding M&A charges, operating margin was a post-merger record 14.1% of sales. Excluding Niscayah and M&A charges, operating margin was 14.3% up 60 bps from the 2Q’11 operating margin on a comparable basis of 13.7%, due to price, cost synergies and additional cost reduction actions.

•	The tax rate was 24.9%. Excluding M&A charges, the tax rate was 22.5%.

•	Working capital turns for the quarter were 7.1, up 1.0 turns, or 16% from 2Q’11. Free cash flow was $303 million, before the effect of $112 million of M&A related charges and payments.

($ in M)	2Q’ 12 Segment Results
	Sales	YOY Sales Growth	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,387	1.7%	14.9%	15.7%
Security	$792	29.2%	13.6%	15.3%
Industrial	$635	1.4%	15.0%	15.1%

[1]	M&A charges primarily pertaining to synergy attainment & facility closures

Portfolio Transition & Capital Allocation:

Management also announced today that it is reviewing strategic alternatives for its Hardware & Home Improvement Group (“HHI”), which may include a divestiture of the business. With 2011 revenues of $940 million, HHI is a provider of residential locksets, hardware and plumbing fixtures marketed under the Kwikset, Weiser, Baldwin, Stanley, National and Pfister brands, among others and with the exception of Pfister, operates within the company’s Security segment. Goldman Sachs has been retained to assist with this evaluation and, although no decision has been made by the company as to whether to proceed with a divestiture, such a transaction would likely result in after tax cash proceeds significantly in excess of $1.0 billion. HHI is a healthy and profitable business; however, its geographic footprint and long term growth characteristics are inconsistent with the company’s strategic objectives.

The company also announced that it is currently evaluating the purchase of a strategically attractive engineered fastening franchise with revenues totaling approximately $500 million. This highly synergistic asset has favorable growth characteristics with a strong concentration in emerging markets; however, management only intends to proceed with the transaction if it can be obtained for a reasonable multiple that would imply a strong and rapid accretion profile while meeting the company’s stringent return thresholds.

If management elects to divest HHI, proceeds would be allocated first to the purchase of the aforementioned engineered fastening business and the excess cash would be allocated to share repurchases. If the engineered fastening purchase does not materialize, the company would intend to use all excess cash for share repurchases and modest deleveraging to protect senior debt ratings. None of these possible scenarios is expected to result in significant earnings per share dilution when viewed in the aggregate.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “Further, notwithstanding the outcome of these various potential transactions, we are announcing today that the company plans to curtail any other major bolt-on acquisition activity for a period of at least 12 to 18 months while it completes its ongoing integrations and turns its attention to ramping up organic growth in five major areas: (1) emerging markets (power tools, hand tools and commercial hardware), (2) offshore oil and gas pipeline services, (3) “smart” RFID/RTLS enabled tools and storage, (4) leveraging its newly acquired AeroScout RTLS capability into the electronic security market including a major thrust into the acute care facility vertical and (5) continuing to fully exploit revenue synergies associated with the Black & Decker merger. When considered in the aggregate, these organic growth initiatives have the potential to boost the company’s organic growth rate by two to three points annually in the coming years. The company intends to continue to pursue small complementary strategic transactions in emerging markets during this period.”

2012 Outlook

Weakness in foreign exchange rates created significant headwinds for the company in the second quarter and the situation is expected to continue in the second half. The negative mix impact associated with the significantly greater volumes in the CDIY segment versus the Security & Industrial segments is being offset by $50 million of new cost reduction actions. As a result of the significant foreign exchange headwinds, the company is adjusting its full year earnings per share (EPS) guidance to $5.40 - $5.65, excluding M&A charges, from the prior range of $5.75 - $6.00.

Key operating assumptions:

•

The company is reiterating its guidance that organic net sales should increase 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion. This includes the impact of revenue synergies from the Black & Decker merger. Market weakness in Europe and to a lesser extent emerging markets was clearly and explicitly factored into our original 2012 organic growth outlook.

•	The company is announcing an incremental $100 million of annualized cost actions with $50 million impacting 2H’12. These actions are primarily a reduction of salaried workforce.

•	The incremental FY’12 headwind from foreign exchange and the negative mix associated with lower Security & Industrial volumes versus CDIY will approximate $105 million.

•	Interest/ ‘Other Net’ will likely approximate $400 million, up from $380 million due to the impact of foreign exchange.

•

As previously communicated, the company expects to realize $115 million in cost synergies related to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012, which together should drive ~$0.70 of EPS. The $50 million increase in Black & Decker cost synergies will favorably impact 2013.

•	The cost reduction actions announced in January with pre-tax benefits totaling approximately $150 million in 2012 should drive ~$0.70 of EPS.

The company is reiterating its estimate for 2012 free cash flow, excluding one-time charges and payments, of approximately $1.2 billion.

Donald Allan Jr., Senior Vice President and CFO commented, “While it is unfortunate to have to lower our full year EPS guidance on account of headwinds associated with foreign exchange, we remain comfortable with the prudent macroeconomic and related organic growth assumptions which provided the foundation for our original guidance. As the macroeconomic environment continues to stagnate, particularly in Europe, we remain focused on the items within our control: developing new products and investing in growth to take market share and build a wider footprint in the emerging markets, successfully integrating acquisitions, eliminating waste in our supply chain through the Stanley Fulfillment System and taking out costs to ensure we are as lean and agile as we can be.”

Including all acquisition, Black & Decker transaction-related one-time charges as well as the charges associated with the 2012 cost actions, the company expects EPS to approximate $3.98 to $4.34 in 2012. For the full year of 2012 the company estimates the one-time charges to be approximately $275 - $300 million consisting of restructuring and related costs associated with severance of employees and facility closures and certain compensation charges, advisory and consulting fees.

Merger And Acquisition (M&A) One-Time Charges and Credits

Total one-time charges in 2Q’12 related to M&A were $80.0 million. Gross margin includes $8.8 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $34.5 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $25.6 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $13.4 million are included in Other, net and $23.3 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

The company will host a conference call with investors today, Wednesday, July 18th, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 446-1671 and from outside the U.S. at (847) 413-3362; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or (630) 652-3042 by entering the conference identification number 32797783#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Kate White Vanek

   Vice President, Investor Relations

   kate.vanek@sbdinc.com

   (860) 827-3833

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 14-19 for 2012 and 2011, is considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, Niscayah acquisition and other smaller acquisitions of the Company.

2Q’12 Segment Results

($ in M)	2Q’ 12 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,387	$206.6	$10.5	$217.1	14.9%	15.7%
Security	$792	$107.4	$14.1	$121.5	13.6%	15.3%
Industrial	$635	$94.9	$1.0	$95.9	15.0%	15.1%

[1]	M&A charges primarily pertaining to synergy attainment & facility closures

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve cost synergies from the Black & Decker integration of $500 million, an increase of $50 million over our most recent estimate; (ii) boost the company’s organic growth rate by two to three points annually in the coming years; (iii) realize after tax proceeds significantly in excess of $1 billion should the Company elect to divest its HHI business; (iv) excluding merger and acquisition charges, achieve full year 2012 diluted EPS in the range of $5.40-$5.65, and, including all acquisition and Black & Decker transaction-related one-time charges as well as the charges associated with the 2012 cost actions (estimated at $275 - $300 million for 2012), in the range of $3.98-$4.34 for 2012; and (v) achieve approximately $1.2 billion in free cash flow for 2012, excluding one-time charges and payments; (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities, achieve the anticipated results of, and at the estimated costs for, the combination with Black & Decker and the acquisition of Niscayah; (ii) achieving organic net sales increase of 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion (including the impact of revenue synergies from the Black & Decker merger); (iii) the Company’s success in realizing $115 million in cost synergies to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012, which together should drive approximately $0.70 of EPS; (iv) the Company’s ability to successfully execute its plans including cost reduction actions previously announced in January 2012 resulting in pre-tax benefits of approximately $150 million in 2012 driving approximately $0.70 of EPS; (v) obtaining a full year average share count in 2012 of 167 million shares; (vi) successful implementation of the organic growth initiatives described in this Press Release; (vii) the Company’s success in achieving an incremental $100 million in annual cost reductions with $50 million impacting 2012; (viii) the company’s ability to offset foreign exchange impact and the negative mix associated with lower Security and Industrial volumes through implementation of $50 million in cost reductions and to limit the total foreign exchange and negative mix impact to $105 million; (ix) the ability to limit interest/other net charges to $400 million; (x) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (xi) the continued acceptance of technologies used in the Company’s products and services; (xii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xiii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiv) the proceeds realized with respect to any business or product line disposals and the tax basis therefor; (xv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xvi) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xviii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xix) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xx) the Company’s ability to obtain favorable settlement of routine tax audits; (xxi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxii) the continued ability of the Company to access credit markets under satisfactory terms; (xxiii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxiv) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; and (ix) successful completion of share repurchases at anticipated costs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact that tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the effect of cost-cutting measures implemented by governmental authorities on the demand for the Company’s products and those of its customers; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, Millions of Dollars Except Per Share Amounts)

	SECOND QUARTER		YEAR TO DATE
	2012	2011	2012	2011
NET SALES	$2,814.2	$2,603.3	$5,467.1	$4,964.8
COSTS AND EXPENSES
Cost of sales	1,791.8	1,640.4	3,458.7	3,124.5

Gross margin	1,022.4	962.9	2,008.4	1,840.3
% to Net Sales	36.3%	37.0%	36.7%	37.1%
Selling, general and administrative	670.0	630.2	1,349.0	1,231.9
% to Net sales	23.8%	24.2%	24.7%	24.8%
Operating margin	352.4	332.7	659.4	608.4
% to Net sales	12.5%	12.8%	12.1%	12.3%
Other - net	91.0	59.6	171.7	112.1
Restructuring charges	23.3	21.0	60.7	34.3

Income from operations	238.1	252.1	427.0	462.0
Interest - net	32.3	26.8	63.5	56.4

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	205.8	225.3	363.5	405.6
Income taxes on continuing operations	51.3	27.7	87.9	50.9

NET EARNINGS FROM CONTINUING OPERATIONS	154.5	197.6	275.6	354.7

Less: net loss attributable to non-controlling interests	(0.3)	—	(1.0)	(0.3)

NET EARNINGS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREOWNERS	154.8	197.6	276.6	355.0

Net (loss) earnings from discontinued operations before income taxes	—	(0.1)	—	1.1
Income taxes on discontinued operations	—	0.2	—	0.1

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS	—	(0.3)	—	1.0

NET EARNINGS ATTRIBUTABLE TO COMMON SHAREOWNERS	$154.8	$197.3	$276.6	$356.0

BASIC EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.94	$1.17	$1.68	$2.11
Discontinued operations	—	—	—	0.01

Total basic earnings per share of common stock	$0.94	$1.17	$1.68	$2.12

DILUTED EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.92	$1.14	$1.64	$2.06
Discontinued operations	—	—	—	0.01

Total diluted earnings per share of common stock	$0.92	$1.14	$1.64	$2.06

DIVIDENDS PER SHARE	$0.41	$0.41	$0.82	$0.82

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	164,082	168,119	164,162	167,679

Diluted	167,921	173,075	168,158	172,429

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$577.8	$906.9
Accounts and notes receivable, net	1,675.8	1,553.2
Inventories, net	1,574.9	1,438.6
Other current assets	477.3	424.0

Total current assets	4,305.8	4,322.7

Property, plant and equipment, net	1,295.2	1,250.9
Goodwill and other intangibles, net	10,447.0	10,037.1
Other assets	302.4	338.3

Total assets	$16,350.4	$15,949.0

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$1,005.5	$526.6
Accounts payable	1,437.0	1,312.6
Accrued expenses	1,328.6	1,429.3

Total current liabilities	3,771.1	3,268.5

Long-term debt	2,924.5	2,925.8
Other long-term liabilities	2,762.6	2,687.9
Stanley Black & Decker, Inc. shareowners’ equity	6,844.4	7,003.6
Non-controlling interests’ equity	47.8	63.2

Total liabilities and equity	$16,350.4	$15,949.0

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

SUMMARY OF CASH FLOW ACTIVITY

(Unaudited, Millions of Dollars)

	SECOND QUARTER		YEAR TO DATE
	2012	2011	2012	2011
OPERATING ACTIVITIES
Net earnings from continuing operations	$154.5	$197.6	$275.6	$354.7
Depreciation and amortization	109.0	93.8	224.8	197.7
Changes in working capital[1]	40.2	(17.8)	(112.0)	(58.2)
Other	(4.5)	(94.2)	(121.5)	(194.5)

Net cash provided by operating activities	299.2	179.4	266.9	299.7

INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(109.0)	(67.9)	(170.5)	(138.0)
Business acquisitions	(474.0)	(96.3)	(588.7)	(164.6)
Proceeds from sale of assets/businesses	4.4	2.2	6.3	26.0
Proceeds from issuance of common stock	10.9	30.0	75.5	85.4
Net short-term borrowings	592.1	483.4	788.9	624.8
Cash dividends on common stock	(68.9)	(68.9)	(138.8)	(137.5)
Payments on long-term debt	(320.8)	(400.9)	(321.1)	(401.4)
Purchase of common stock for treasury	(206.9)	(5.4)	(217.8)	(6.1)
Other	(32.8)	(22.0)	(29.8)	(16.7)

Net cash used in investing and financing activities	(605.0)	(145.8)	(596.0)	(128.1)
(Decrease) Increase in Cash and Cash Equivalents	(305.8)	33.6	(329.1)	171.6
Cash and Cash Equivalents, Beginning of Period	883.6	1,880.8	906.9	1,742.8

Cash and Cash Equivalents, End of Period	$577.8	$1,914.4	$577.8	$1,914.4

[1]	The change in working capital is comprised of accounts receivable, inventory, accounts payable and deferred revenue.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION

(Unaudited, Millions of Dollars)

	SECOND QUARTER		YEAR TO DATE
	2012	2011	2012	2011
NET SALES
Construction & DIY	$1,387.2	$1,364.4	$2,615.4	$2,575.2
Security	792.3	613.2	1,555.0	1,163.0
Industrial	634.7	625.7	1,296.7	1,226.6

Total	$2,814.2	$2,603.3	$5,467.1	$4,964.8

SEGMENT PROFIT
Construction & DIY	$206.6	$190.6	$364.3	$347.1
Security	107.4	103.1	199.0	176.5
Industrial	94.9	96.8	219.0	201.9

Segment Profit	408.9	390.5	782.3	725.5
Corporate Overhead	(56.5)	(57.8)	(122.9)	(117.1)

Total	$352.4	$332.7	$659.4	$608.4

Segment Profit as a Percentage of Net Sales
Construction & DIY	14.9%	14.0%	13.9%	13.5%
Security	13.6%	16.8%	12.8%	15.2%
Industrial	15.0%	15.5%	16.9%	16.5%

Segment Profit	14.5%	15.0%	14.3%	14.6%
Corporate Overhead	(2.1%)	(2.2%)	(2.3%)	(2.4%)

Total	12.5%	12.8%	12.1%	12.3%

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars Except Per Share Amounts)

	SECOND QUARTER 2012
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
Gross margin	$1,022.4	$8.8	$1,031.2
% to Net Sales	36.3%		36.6%

Selling, general and administrative	670.0	(34.5)	635.5
% to Net Sales	23.8%		22.6%

Operating margin	352.4	43.3	395.7
% to Net Sales	12.5%		14.1%

Earnings from continuing operations before income taxes	205.8	80.0	285.8

Income taxes on continuing operations	51.3	12.9	64.2

Net earnings from continuing operations	154.8	67.1	221.9

Diluted earnings per share of common stock	$0.92	$0.40	$1.32

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges, integration costs, as well as cost containment charges.

	SECOND QUARTER 2011
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
Gross margin	$962.9	$4.8	$967.7
% to Net Sales	37.0%		37.2%

Selling, general and administrative	630.2	(18.2)	612.0
% to Net Sales	24.2%		23.5%

Operating margin	332.7	23.0	355.7
% to Net Sales	12.8%		13.7%

Earnings from continuing operations before income taxes	225.3	49.5	274.8

Income taxes on continuing operations	27.7	(5.8)	21.9

Net earnings from continuing operations	197.6	55.3	252.9

Diluted earnings per share of common stock	$1.14	$0.32	$1.46

[2]

The normalized 2012 and 2011 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges.

[3]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars Except Per Share Amounts)

	YEAR TO DATE 2012
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
Gross margin	$2,008.4	$14.2	$2,022.6
% to Net Sales	36.7%		37.0%

Selling, general and administrative	1,349.0	(62.3)	1,286.7
% to Net Sales	24.7%		23.5%

Operating margin	659.4	76.5	735.9
% to Net Sales	12.1%		13.5%

Earnings from continuing operations before income taxes	363.5	162.7	526.2

Income taxes on continuing operations	87.9	34.1	122.0

Net earnings from continuing operations	276.6	128.6	405.2

Diluted earnings per share of common stock	$1.64	$0.77	$2.41

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges, integration costs, as well as cost containment charges.

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
Gross margin	$1,840.3	$11.1	$1,851.4
% to Net Sales	37.1%		37.3%

Selling, general and administrative	1,231.9	(33.8)	1,198.1
% to Net Sales	24.8%		24.1%

Operating margin	608.4	44.9	653.3
% to Net Sales	12.3%		13.2%

Earnings from continuing operations before income taxes	405.6	86.8	492.4

Income taxes on continuing operations	50.9	3.5	54.4

Net earnings from continuing operations	355.0	83.3	438.3

Diluted earnings per share of common stock	$2.06	$0.49	$2.55

[2]

The normalized 2012 and 2011 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges.

[3]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP CASH FLOW FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	SECOND QUARTER 2012
	Reported	Merger & Acquisition- Related Charges and Payments[1]	Normalized[2]
Free Cash Flow Computation[3]
Net cash provided by operating activities	$299.2	$67.1	$366.3
Less: capital and software expenditures	(109.0)	45.2	(63.8)

Free Cash Inflow (before dividends)	$190.2		$302.5

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	SECOND QUARTER 2011
	Reported	Merger & Acquisition- Related Charges and Payments[4]	Normalized[2]
Free Cash Flow Computation[3]
Net cash provided by operating activities	$179.4	33.8	$213.2
Less: capital and software expenditures	(67.9)	13.8	(54.1)

Free Cash Inflow (before dividends)	$111.5		$159.1

[2,3]

Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled above, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of merger and acquisition-related activities.

[4]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP CASH FLOW FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	YEAR TO DATE 2012
	Reported	Merger & Acquisition- Related Charges and Payments[1]	Normalized[2]
Free Cash Flow Computation[3]
Net cash provided by operating activities	$266.9	128.7	$395.6
Less: capital and software expenditures	(170.5)	68.8	(101.7)

Free Cash Inflow (before dividends)	$96.4		$293.9

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges and Payments[4]	Normalized[2]
Free Cash Flow Computation[3]
Net cash provided by operating activities	$299.7	44.9	$344.6
Less: capital and software expenditures	(138.0)	30.7	(107.3)

Free Cash Inflow (before dividends)	$161.7		$237.3

[2,3]

Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled above, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of merger and acquisition-related activities.

[4]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	SECOND QUARTER 2012
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$206.6	$10.5	$217.1
Security	107.4	14.1	121.5
Industrial	94.9	1.0	95.9

Segment Profit	408.9	25.6	434.5
Corporate Overhead	(56.5)	17.7	(38.8)

Total	$352.4	$43.3	$395.7

Segment Profit as a Percentage of Net Sales
Construction & DIY	14.9%		15.7%
Security	13.6%		15.3%
Industrial	15.0%		15.1%

Segment Profit	14.5%		15.4%
Corporate Overhead	(2.1%)		(1.4%)

Total	12.5%		14.1%

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	SECOND QUARTER 2011
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$190.6	$4.2	$194.8
Security	103.1	2.1	105.2
Industrial	96.8	0.3	97.1

Segment Profit	390.5	6.6	397.1
Corporate Overhead	(57.8)	16.4	(41.4)

Total	$332.7	$23.0	$355.7

Segment Profit as a Percentage of Net Sales
Construction & DIY	14.0%		14.3%
Security	16.8%		17.2%
Industrial	15.5%		15.5%

Segment Profit	15.0%		15.3%
Corporate Overhead	(2.2%)		(1.6%)

Total	12.8%		13.7%

[2]

The normalized 2012 and 2011 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger and acquisition-related charges.

[3]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	YEAR TO DATE 2012
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$364.3	$13.8	$378.1
Security	199.0	24.5	223.5
Industrial	219.0	3.0	222.0

Segment Profit	782.3	41.3	823.6
Corporate Overhead	(122.9)	35.2	(87.7)

Total	$659.4	$76.5	$735.9

Segment Profit as a Percentage of Net Sales
Construction & DIY	13.9%		14.5%
Security	12.8%		14.4%
Industrial	16.9%		17.1%

Segment Profit	14.3%		15.1%
Corporate Overhead	(2.3%)		(1.6%)

Total	12.1%		13.5%

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$347.1	$6.6	$353.7
Security	176.5	6.6	183.1
Industrial	201.9	0.3	202.2

Segment Profit	725.5	13.5	739.0
Corporate Overhead	(117.1)	31.4	(85.7)

Total	$608.4	$44.9	$653.3

Segment Profit as a Percentage of Net Sales
Construction & DIY	13.5%		13.7%
Security	15.2%		15.7%
Industrial	16.5%		16.5%

Segment Profit	14.6%		14.9%
Corporate Overhead	(2.4%)		(1.7%)

Total	12.3%		13.2%

[2]

The normalized 2012 and 2011 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger and acquisition-related charges.

[3]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.